SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                                 MERRILL LYNCH INSURED EQUITY FUNDS, INC.

Address of Principal Business Office
  (No. & Street, City, State,
  Zip Code):                          P.O. Box 9011, Princeton, N.J. 08543-9011

Telephone Number (including area
  code):                              609-282-2800

Name and address of agent for
  service of process:                 Arthur Zeikel
                                      Merrill Lynch Insured Equity Funds, Inc.
                                      P.O. Box 9011
                                      Princeton, New Jersey 08543-9011

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             /x/  Yes     / /  No

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 9th day of February, 1996.

                                   MERRILL LYNCH INSURED EQUITY FUNDS, INC.

                                   /s/ Philip L. Kirstein, President
                                   Philip L. Kirstein, President

Attest:  /s/ Mark B. Goldfus
         Mark B. Goldfus
         Secretary